                                                                      EXHIBIT 22
                         Subsidiaries of the Registrant

Abra Software, Inc., a Virginia corporation

BW-VA-Inc., a Virginia corporation

RRB, Inc., a Virginia corporation

Best Software Limited, an Ontario (Canada) corporation

Best Software Limited, a corporation organized under the Companies Act of England and Wales